UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 21, 2012
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Commission File Number 333-172417

NEUTRA CORP.

(Exact name of small business issuer as specified in its charter)

Florida	27-4505461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8875 Hidden River Parkway, Suite 300 Tampa, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 367-2041

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

On November 21, 2012, Michael-Shane Henderson resigned his position as chief executive officer (“CEO”) and sole director of Neutra Corp. (the “Company”). There was no disagreement between the Company and Mr. Henderson at the time of his resignation from the Company.

On the same date, Cindy Morrissey was appointed as the Company’s new president, CEO and sole member of the Board of Directors. Ms. Morrissey has been an entrepreneur for more than 20 years. Ms. Morrissey receives a salary of $60,000 per year and does not own any common stock. She does not have an employment contract with the Company. Ms. Morrissey has been a self-employed entrepreneur for more than 20 years. During that time, she owned and operated a construction and remodeling company and obtained a Realtor license. She invested in real estate and acted as a real estate consultant and partner with other investors on commercial and residential projects. Her education is in nursing and business management. She worked for a time in the medical field, including clinic management and telemedicine programs. From 2000 to 2008, she worked as a real estate agent for a national real estate sales organization while also working as a real estate builder and investor. In 2009, Ms. Morrissey worked as the chief operating officer to My Healthy Access, a chain of medical clinics in Walmart stores, later being promoted to president. While in that position, she initiated an aggressive restructuring of the business model and introduced a telemedicine program. From 2010 to 2011, she was president, CEO and sole member of the Board of Directors of Emerging Healthcare Solutions, Inc., a company whose business was to acquire life science technologies from emerging small and medium-sized companies and help them license them to large companies and universities worldwide. Ms. Morrissey served and CEO and sole director of the Company from November 20, 2011 until June 20, 2012.

Ms. Morrissey will be compensated $5,000 per month for her services. The Company and Ms. Morrissey have not entered into a written employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 19, 2012	Neutra Corp.

By: /s/ Cindy Morrissey
Cindy Morrissey
President, Secretary, Treasurer,
Principal Executive Officer,
Principal Financial and Accounting Officer and Sole Director